MEMORANDUM

TO:            ALL ESOP PARTICIPANTS

FROM:          ROBERT L. DOYLE

SUBJECT:       VOTING YOUR ESOP PROXY

DATE:          June 9, 1999


The Company's annual Shareholders Meeting will be held next Friday, June 18th at 8:00 p.m. at the Industrial Avenue facility. Because of your participation in the Employee Stock Ownership Plan (ESOP), you have the opportunity to vote in the Board of Directors election and on other shareholder matters. If you have not already done so, please vote the proxy which you received from the ESOP. After you vote the proxy, mail it to the Plan Trustee, Wells Fargo Bank in San Francisco, in the return envelope provided.

If you have misplaced your original proxy and need a reissued form, contact Em Dorris at 786-1215. Proxy forms must be received by Wells Fargo Bank by June 16 to be included in the tabulation.